Exhibit 10.12

THIRD AMENDED AND RESTATED EMPLOYMENT SEVERANCE AGREEMENT

This Third Amended and Restated Employment Severance Agreement (the “Agreement”) is made and entered into effective as of April 1, 2009 (the “Effective Date”), by and between Rayford K. Whitley (the “Executive”) and Cost Plus, Inc. (the “Company”).

R E C I T A L S

A. The Company desires to continue retaining the services of the Executive, and the Executive desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

B. The Board of Directors of the Company (the “Board”) believes the Company should provide the Executive with certain severance benefits should the Executive’s employment with the Company terminate under certain circumstances, such benefits to provide the Executive with enhanced financial security and sufficient incentive and encouragement to remain with the Company.

C. This Agreement amends and restates the Second Amended and Restated Employment Severance Agreement dated May 5, 2008 between the Company and the Executive.

D. Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Executive by the Company, the Second Amended and Restated Employment Severance Agreement is hereby amended and restated in its entirety as set forth herein, and the parties agree as follows:

1. Duties and Scope of Employment. The Company shall continue to employ the Executive in the position of Senior Vice President, Supply Chain with such duties, responsibilities and compensation as in effect as of the Effective Date. The Board and the Chief Executive Officer of the Company shall have the right to revise such responsibilities and compensation from time to time as the Board or the Chief Executive Officer may deem necessary or appropriate. If any such revision constitutes “Involuntary Termination” as defined in Section 6 of this Agreement, the Executive shall be entitled to benefits upon such Involuntary Termination as provided under this Agreement.

2. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be at-will, as defined under applicable law. If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and practices or in accordance with other agreements between the Company and the Executive.

3. Severance and Change of Control Benefits.

(a) Benefits upon Termination Apart from a Change of Control. If, prior to a Change of Control or more than twelve (12) months following a Change of Control, the Executive’s employment terminates as a result of an Involuntary Termination and the Executive signs and does not revoke a Release of Claims in accordance with Section 3(g), then the Executive shall receive the following severance benefits:

(i) continued payments of the Executive’s Base Compensation, less applicable withholding and payable in accordance with the Company’s normal payroll practices for twelve (12) months from the Termination Date;

(ii) a pro-rata portion of the Executive’s target fiscal year bonus, if any, under the Company’s Management Incentive Plan in effect for the fiscal year in which the Termination Date occurs. Such amount (A) shall only be paid if, and to the extent, that the relevant performance targets are achieved by the Company, (B) shall be pro-rated for the period of time during the fiscal year that the Executive was an employee of the Company, and (C) shall be paid at the time bonuses for the completed fiscal year are paid to other executives (but no later than the period of time required to fit within the short-term deferral rule of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”)); and

(iii) provided (A) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code, and (B) the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA, the Company will reimburse the COBRA premiums for continued health (i.e., medical, dental and vision) coverage for Executive and Executive’s eligible dependents for the period of time the Executive is receiving severance payments under Section 3(a)(i) of this Agreement or, if earlier, until the Executive is eligible to be covered under another medical insurance plan by a subsequent employer.

(b) Benefits upon Termination in Connection with a Change of Control. If, on or within twelve (12) months after a Change of Control, the Executive’s employment terminates as a result of an Involuntary Termination and the Executive signs and does not revoke a Release of Claims in accordance with Section 3(g), then the Executive shall receive the following severance benefits:

(i) a lump sum amount equal to one and a half (1.5) times the sum of the Executive’s annual Base Compensation and target fiscal year bonus under the Company’s Management Incentive Plan in effect for the fiscal year in which the Termination Date occurs, less applicable withholding and payable within thirty (30) days after the Termination Date;

(ii) a pro-rata portion of the Executive’s target fiscal year bonus, if any, under the Company’s Management Incentive Plan in effect for the fiscal year in which the Termination Date occurs. Such amount (A) shall only be paid if, and to the extent, that the relevant performance targets are achieved by the Company, (B) shall be pro-rated for the period of time during the fiscal year that the Executive was an employee of the Company, and (C) shall be paid at the time bonuses for the completed fiscal year are paid to other executives (but no later than the period of time required to fit within the short-term deferral rule of Section 409A); and

(iii) provided (A) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code, and (B) the Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA, the Company will reimburse the COBRA premiums for continued health (i.e., medical, dental and vision) coverage for the Executive and the Executive’s eligible dependents for eighteen (18) months or, if earlier, until Executive is eligible to be covered under another medical insurance plan by a subsequent employer.

(c) Equity Award Acceleration.

(i) Change of Control. In the event of a Change of Control that occurs while the Executive remains an employee of the Company, (A) the Executive will fully vest in and have the right to exercise all his or her outstanding options and stock appreciation rights, (B) all restrictions on restricted stock and restricted stock units will lapse, and, (C) with respect to all awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, pro-rated to reflect the amount of time the Executive was an employee of the Company during the applicable performance period.

(ii) Termination. Unless otherwise provided in the Company’s equity award plans or in the Executive’s equity award agreements, the Executive shall not be entitled to acceleration of any unvested equity awards upon the termination of the Executive’s employment for any reason, including an Involuntary Termination.

(d) Voluntary Resignation; Termination for Cause. If the Executive’s employment with the Company terminates other than as a result of an Involuntary Termination, then the Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e) Disability; Death. If the Company terminates the Executive’s employment as a result of the Executive’s Disability, or the Executive’s employment terminates due to his or her death, then the Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(f) Miscellaneous. Upon the termination of the Executive’s employment for any reason, (i) the Company shall pay the Executive any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Executive all of the Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by applicable law.

(g) Release of Claims. The receipt of any severance payments and benefits pursuant to this Agreement will be subject to the Executive signing and not revoking a Release of Claims which becomes effective and irrevocable within sixty (60) days following the Executive’s employment termination date or such earlier date as required by the Release of Claims (such deadline, the “Release Deadline”). No severance benefits pursuant to this Agreement will be paid or provided until the Release of Claims becomes effective and irrevocable. If the Release of Claims does not become effective by the Release Deadline, the Executive will forfeit all rights to severance payments and benefits under this Agreement. Notwithstanding any timing of payment provision in Section 3, in the event severance payments provided under Section 3(a) or Section 3(b) would be considered Deferred Compensation Separation Benefits (as defined in Section 4(a) below), then the following timing of payments will apply to such Deferred Compensation Separation Benefits, in each case subject to any delay in payment required by the provisions of Section 4(a) (and provided the Release of Claims becomes effective and irrevocable):

(i) If the Release Deadline is on or before December 10 of the calendar year in which the Executive’s “separation from service” (within the meaning of Section 409A) occurs, any portion of the severance payments or benefits provided under Section 3(a) or Section 3(b) that would be considered Deferred Compensation Separation Benefits will be paid to the Executive on or before December 31 of that calendar year or such later time as required by (A) the payment schedule applicable to each payment or benefit as set forth in Section 3, or (B) if applicable, Section 4(a) of this Agreement. The first payment will include all amounts due to Executive that would have been paid to the Executive had payment commenced on the date the Executive terminated employment; and

(ii) If the Release Deadline is after December 10 of the calendar year in which the Executive’s “separation from service” (within the meaning of Section 409A) occurs, any portion of the severance payments or benefits provided under Section 3(a) or Section 3(b) that would be considered Deferred Compensation Separation Benefits will be paid on the first payroll date to occur during the calendar year following the calendar year in which such separation of service occurs or such later time as required by (A) the payment schedule applicable to each payment or benefit as set forth in Section 3, (B) the Release Deadline, or (C) if applicable, Section 4(a) of this Agreement. The first payment will include all amounts due to the Executive that would have been paid to the Executive had payment commenced on the date the Executive terminated employment.

4. Limitations on Payments.

(a) Code Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to the Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be payable until the Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following the Executive’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following his or her termination but prior to the six (6) month anniversary of his or her termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iv) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. For purposes of this Agreement, “Section 409A Limit” shall mean the lesser of two (2) times: (i) the Executive’s annualized compensation based upon the annual rate of pay paid to the Executive during the Executive’s taxable year preceding the Executive’s taxable year of the Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated.

(v) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

(b) Code Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4(b), would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s benefits under Section 3 of this Agreement shall be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 4(b) shall be made in writing by the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4(b). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4(b). Any reduction in payments and/or benefits required by this Section 4(b) will occur in the following order: (i) reduction of cash payments; (ii) reduction of vesting acceleration of equity awards; and (iii) reduction of other benefits paid or provided to the Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for the Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

5. Non-Solicitation. In consideration for the mutual agreements as set forth herein, the Executive agrees that the Executive shall not, at any time, within twelve (12) months following termination of the Executive’s employment with the Company for any reason, directly or indirectly solicit the employment or other services of any individual who at that time shall be or within the prior twelve (12) months shall have been an employee of the Company.

6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Base Compensation. “Base Compensation” means the Executive’s annual base salary paid by the Company for services performed as in effect on the Termination Date.

(b) Cause. “Cause” means:

(i) The Executive’s continued intentional and demonstrable failure to perform his or her duties customarily associated with the Executive’s position as an employee of the Company or its respective successors or assigns, as applicable (other than any such failure resulting from the Executive’s mental or physical Disability) after the Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Executive has not devoted sufficient time and effort to the performance of his or her duties and has failed to cure such non-performance within thirty (30) days after receiving such notice (it being understood that if the Executive is in good faith performing his or her duties, but is not achieving results the Company deems satisfactory for the Executive’s position, it will not be considered to be grounds for termination of the Executive for “Cause”);

(ii) The Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or

(iii) The Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against, and causing material harm to, the Company or its respective successors or assigns, as applicable.

The Executive will receive notice and an opportunity to be heard before the Board with the Executive’s own attorney before any termination for Cause is deemed effective. Notwithstanding anything to the contrary, the Board may immediately place the Executive on administrative leave (with full pay and benefits to the extent legally permissible) but will allow reasonable access to Company information, employees and business should the Executive wish to avail himself and prepare for his or her opportunity to be heard before the Board prior to the Board’s termination of the Executive’s employment for Cause. If the Executive avails himself or herself of the Executive’s opportunity to be heard before the Board, and then fails to make himself or herself available to the Board within thirty (30) days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate the Executive for Cause. Likewise, if the Board fails to make itself available to the Executive and his or her counsel within thirty (30) days of the

Executive’s request to be heard, the Executive will be entitled to terminate his or her employment with the Company and such termination will be treated as a resignation by Executive for Involuntary Termination.

(c) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 6(c), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d) Disability. “Disability” means the Executive has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement or 180 days in any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Executive’s employment. In the event that the Executive resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(e) Involuntary Termination. “Involuntary Termination” means termination of the Executive’s employment following the occurrence of one or more of the following, without Executive’s consent:

(i) termination of the Executive’s employment by the Company for any reason other than Cause;

(ii) a material reduction in the Executive’s base salary as in effect immediately prior to such reduction, unless the Company (or the Executive’s employer or the parent corporation in a group of controlled corporations following a Change of Control) also similarly reduces the base compensation of all other employees of the Company (or the Executive’s employer or the parent corporation in a group of controlled corporations following a Change of Control) with positions, duties and responsibilities comparable to the Executive’s;

(iii) any material breach by the Company of any material provision of this Agreement which continues uncured for thirty (30) days following notice thereof;

(iv) a material reduction in the Executive’s duties, responsibilities or authority; or

(v) on or within twelve (12) months after a Change of Control, a material change in the geographic location at which the Executive must perform services (defined for purposes of this Agreement as the relocation of the Executive to a facility that is more than fifty (50) miles from the Executive’s current location).

Any purported Involuntary Termination pursuant to Section 6(e)(ii) through (e)(v) above will not be effective until the Executive has delivered to the Company, within sixty (60) days of the initial existence of the Involuntary Termination condition, a written explanation that describes the basis for the Executive’s belief that the Executive should be permitted to terminate the Executive’s employment and have it treated as an Involuntary Termination and the Company has been given thirty (30) days following delivery of such notice to cure any curable violation. In no instance will a resignation by Executive be deemed to be an Involuntary Termination if it is made more than twelve (12) months following the initial existence of one or more of the conditions that constitute an Involuntary Termination hereunder.

(f) Release of Claims. “Release of Claims” shall mean a waiver by the Executive, in a form satisfactory to the Company, of all employment-related obligations of and claims and causes of action against the Company.

(g) Termination Date. “Termination Date” shall mean the date on which an event that would constitute Involuntary Termination occurs, or the later of (i) the date on which a notice of termination is given, or (ii) the date (which shall not be more than thirty (30) days after the giving of such notice) specified in such notice.

(h) Management Incentive Plan. “Management Incentive Plan” shall mean the Company’s bonus program, as implemented by the Company’s board of directors from time to time and pursuant to which the Executive may receive incentive-based compensation at fiscal year end.

7. Confidentiality. The Executive acknowledges that during the course of the Executive’s employment, the Executive will have produced and/or have access to confidential information, records, notebooks, data, formula, specifications, trade secrets, customer lists and secret inventions, and processes of the Company and its affiliated companies. Therefore, during or subsequent to the Executive’s employment by the Company, the Executive agrees to hold in confidence and not directly or indirectly to disclose or use or copy or make lists of any such information, except to the extent authorized by the Company in writing. All records, files, drawings, documents, equipment, and the like, or copies thereof, relating to the Company’s business, or the business of an affiliated company, which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company, or of an affiliated company, and shall not be removed from the Company’s or the affiliated company’s premises without its written consent, and shall be promptly returned to the Company upon termination of employment with the Company.

8. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement pursuant to this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address that the Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

(b) Notice of Termination. Any termination by the Company for Cause or by the Executive as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder.

10. Term and Termination. This Agreement shall terminate on June 15, 2011; provided, however, in the event of a Change of Control that occurs during the one (1) year period preceding June 15, 2011, the term of this Agreement will extend through the one (1)-year anniversary of such Change of Control. Notwithstanding the foregoing, if the Executive becomes entitled to benefits pursuant to Section 3(a) or 3(b) of this Agreement, this Agreement will not terminate until, but will terminate at, such time that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

11. Miscellaneous Provisions.

(a) Non-Disparagement. The Executive agrees to refrain from any defamation, libel or slander of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or tortious interference with the contracts and relationships of the

Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns. The Executive acknowledges and agrees that any breach of this paragraph shall constitute a material breach of the Agreement and shall entitle the Company immediately to recover all consideration paid under this Agreement, including, but not limited to the consideration described in Section 3.

(b) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(c) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(e) Severance Provisions in Other Agreements. The Executive acknowledges and agrees that the severance provisions set forth in this Agreement shall supersede any such provisions in any other agreement entered into between the Executive and the Company.

(f) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(i) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(j) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Executive.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	COST PLUS, INC.

/s/ Joan S. Fujii
Joan S. Fujii
EVP Human Resources

EXECUTIVE:	/s/ Rayford K. Whitley
Rayford K. Whitley